Filed with the Securities and Exchange Commission on July 1, 2009
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW MEDIA LOTTERY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0705063
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

370 Neff Avenue – Suite L, Harrisonburg, Virginia 22801
(Address of principal executive offices) (Zip Code)

Consulting Agreement
(Full title of the plan)

John T. Carson
President
370 Neff Avenue
Suite L
Harrisonburg, Virginia 22801
(Name and address of agent for service)

540-437-1688
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.001 par value	950,000	$.10	$95,000	$5.31
Total	950,000		$95,000	$5.31

(1)
 Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Estimated pursuant to Rule 457(h) and 457(c) of the Securities Act solely for purposes of calculating the registration fee.  The price for the shares is based upon the average of the high and low prices of the Common Stock on June 29, 2009 as reported on the OTC Bulletin Board.

(3)	Paid herewith.

PART I

Not required to be included in this registration statement pursuant to Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

New Media Lottery Services, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)           The Company’s annual report on Form 10-KSB filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Company’s fiscal year ended April 30, 2008, as filed with the Securities and Exchange Commission on August 14, 2008.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)           Description of the Company’s common stock contained or incorporated in the registration statements filed by the Company under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act; however, references to the Company's currently authorized securities are dispersed among several documents.  Moreover, as described below, the Company and the holders of a majority of the outstanding shares of common stock have authorized an amendment to the certificate of incorporation to increase the number of shares of common stock the Company is authorized to issue.

The following description of our capital stock summarizes the material terms and provisions of the indicated securities.  For the complete terms of our common stock and preferred stock please refer to our certificate of incorporation and bylaws that we have filed with the SEC.  The terms of these securities may also be affected by the DGCL.

General

We are authorized to issue 50,000,000 shares of common stock, $0.001 par value per share ("Common Stock"), and 5,000,000 shares of blank check preferred stock, $0.001 par value per share ("Preferred Stock"), none of which have been designated or issued.  On May 29, 2009, our board of directors and stockholders holding approximately 70% of our outstanding common stock executed written consents in lieu of a meeting to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock we may issue from 50,000,000 shares to 150,000,000 shares.  The Company filed a Definitive Information Statement on Form 14C with the SEC on June 15, 2009 wherein it advised stockholders that it would file the amendment to increase the number of shares of common stock the Company is authorized to issue no earlier that July 6, 2009.

Common Stock

Voting. Except as otherwise required by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of Common Stock shall have one vote in respect of each share of stock held by it of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders.

Dividends.  Subject to the preferential rights of the preferred stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of our affairs, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of Common Stock shall be entitled, unless otherwise provided by law or our certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Other Rights and Restrictions.  Holders of our Common Stock do not have preemptive rights, and they have no right to convert their Common Stock into any other securities.  Our Common Stock is not subject to redemption by us.  The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future.

Preferred Stock

The preferred stock is issuable at the discretion of the board of directors, without further consent of the stockholders.  In connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by the Delaware General Corporate Laws ("DGCL"), our board is authorized to fix by resolution: (1) the designation of each series; (2) the stated value of the shares of each series; (3) the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends; (4) the provisions, if any, respecting the redemption of the shares of each series; and (5) subject to requirements of the DGCL, (a) the voting rights; (b) the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of our stock; and (c) any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

Item 5.  Interests of Named Experts and Counsel

Inapplicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officer in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, the Company’s certificate of incorporation includes a provision to indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law.  In addition, the Company’s certificate of incorporation includes a provision whereby the Company shall indemnify each of the Company’s directors and officers in each and every situation where, under the DGCL the Company is not obligated, but is permitted or empowered to make such indemnification, except as otherwise set forth in the Company’s bylaws.  The Company’s certificate of incorporation also includes a provision which eliminates the personal liabilities of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Company’s bylaws provide that (1) it is required to indemnify its directors to the fullest extent permitted by the DGCL and may, if and to the extent authorized by the Board of Directors, indemnify its officers, employees or agents and any other person whom its has the power to indemnify against liability, reasonable expense or other matters and (2) the Company shall advance expenses to its directors and officer who are entitled to indemnification, as incurred, to its directors and officers in connection with a legal proceeding, subject to limited exceptions.

Item 7.  Exemption From Registration Claimed

Inapplicable.

Item 8.  Exhibits

See Exhibit Index.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harrisonburg, Virginia, on July 1, 2009.

NEW MEDIA LOTTERY SERVICES, INC.

By:	/s/ John T. Carson
John T. Carson
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Carson, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ John T. Carson	President and Director	July 1, 2009
John T. Carson	(Principal Executive Officer and Principal Financial Officer)

/s/ Milton Dresner	Director	July 1, 2009
Milton Dresner

/s/ Jeffrey Sternberg	Director	July 1, 2009
Jeffrey Sternberg

EXHIBIT INDEX

3.1
Certificate of Incorporation, as amended (incorporated by reference to Exhibit 99.A of the issuer’s Definitive Information Statement on Form 14C filed on January 5, 2005 and Appendix A of the issuer’s Definitive Information Statement on Form 14C filed on June 15, 2009).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Appendix A to the issuer’s Definitive Information Statement on Form 14C filed on June 15, 2009).

3.3	Bylaws of the Company (incorporated by reference to Exhibit 99.C of the issuer’s Definitive Information Statement on Form 14C filed on January 5, 2005).

5	Legal Opinion of Ruffa & Ruffa, P.C.

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Consulting Agreement dated as of June 3, 2009, by and between the Company and William Mouncey.